Exhibit 99.3

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of 31st October 2017 by and among:

(1)	Oasis Inspire Limited, a company incorporated under the laws of the British Virgin Islands (the “Purchaser”);

(2)	Carlyle Asia Growth Partners III, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner CAGP General Partner, L.P., itself acting by its general partner CAGP Limited (“CAGP III”); and

(3)	CAGP III Co-Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner CAGP General Partner, L.P., itself acting by its general partner CAGP Limited (“CAGP III Co-Investment” and, together with CAGP III, the “Sellers”).

Each of the Purchaser and the Sellers is hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.       Each of the Sellers owns of record and has power to sell the legal and beneficial interest in certain Class A ordinary shares, par value US$0.0001 per share (“Ordinary Shares”), of Concord Medical Services Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and

B.       The Purchaser desires to purchase from the Sellers, and each of the Sellers desires to sell to the Purchaser, a certain number of Ordinary Shares in accordance with the terms and conditions of this Agreement.

AGREEMENT

The Parties hereby agree as follows:

1.       Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), (i) CAGP III shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from CAGP III, 12,584,500 Ordinary Shares (the “CAGP III Shares”), for an aggregate purchase price of US$12,374,758.00 (the “CAGP III Purchase Price”), and (ii) CAGP III Co-Investment shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from CAGP III Co-Investment, 501,850 Ordinary Shares (the “CAGP III Co-Investment Shares” and, together with the CAGP III Shares, the “Shares”), for an aggregate purchase price of US$493,486.00 (the “CAGP III Co-Investment Purchase Price” and, together with the CAGP III Purchase Price, the “Aggregate Purchase Price”). The Aggregate Purchase Price has been calculated based on a price of US$0.98 per Share.

2.       Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall take place on or before Friday 3rd November, 2017, or at such other time as the Purchaser and the Sellers shall agree in writing. The date of the Closing is hereinafter referred to as the “Closing Date.”

2.1       Closing Deliverables by Sellers. At Closing, subject to receipt by the Sellers of the amounts payable under Section 2.2(i) and Section 2.2(ii), Sellers shall deliver to the Purchaser (i) a share certificate or share certificates representing the CAGP III Shares issued in the name of CAGP III and a share certificate or share certificates representing the CAGP III Co-Investment Shares issued in the name of CAGP III Co-Investment and (ii) an instrument of transfer in respect of the CAGP III Shares in favor of the Purchaser duly executed by CAGP III and an instrument of transfer in respect of the CAGP III Co-Investment Shares in favor of the Purchaser duly executed by CAGP III Co-Investment.

2.2       Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Purchaser shall pay on the Closing Date:

(i)	the CAGP III Purchase Price (being the amount of US$12,374,758.00) to CAGP III by wire transfer of immediately available funds to the following bank account:

Bank name: Wells Fargo Bank N.A.

ABA #: 121 000 248

Swift code: WFBIUS6S

Account name: Carlyle Asia Growth Partners III, L.P.

Account number: 20000-273-28093

(ii)	the CAGP III Co-Investment Purchase Price (being the amount of US$493,486.00) to CAGP III Co-Investment by wire transfer of immediately available funds to the following bank account:

Bank name: JP Morgan Chase

ABA #: 021 000 021

Swift code: CHASUS33

Account name: CAGP III Co-Investment, L.P.

Account number: 478014637

2.3       No Deductions. Payments to be made by the Purchaser under this Agreement shall be made without set-off or deduction.

2.4       Simultaneous Closing. The effectiveness of any action taken at the Closing towards fulfillment of any closing obligations set out in this Section 2 is conditional upon completion of all other actions taken towards fulfillment of all other any closing obligations set out in this Section 2 and failure to complete any one of said actions shall, upon written notice, render all other such actions (regardless of status) null and void.

3.       Representation and Warranties.

3.1       Representation and Warranties of the Sellers. Each Seller hereby jointly and severally represents and warrants to the Purchaser, as of the date hereof and the Closing Date, as follows:

3.1.1       Such Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3.1.2       Such Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby (including, without limitation, sale of the CAGP III Shares). Such Seller has obtained all necessary partnership approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby (including, without limitation, sale of the CAGP III Shares). This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the Purchaser) constitutes such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms.

3.1.3       The CAGP III Shares are owned of record and beneficially by CAGP III, free and clear of any and all Encumbrances. The CAGP III Co-Investment Shares are owned of record and beneficially by CAGP III Co-Investment, free and clear of any and all Encumbrances. “Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (iv) any adverse claim as to title, possession or use. Upon completion of the Closing (including the delivery of the payment of the Aggregate Purchase Price by the Purchaser) as contemplated in Section 2 of this Agreement, the Purchaser will beneficially own the Shares, free and clear of any and all Encumbrances.

3.1.4       The execution, delivery and performance by the Sellers of this Agreement, the consummation of the transactions contemplated in this Agreement, and the compliance with the terms of this Agreement do not (i) conflict with, violate or result in the breach of, (ii) constitute a material default under, (iii) require any consent or approval that has not been obtained on or prior to the date hereof pursuant to, or (iv) create any Encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any Seller is a party or is subject.

3.1.5       No governmental, administrative or other third-party consents or approvals are required by or with respect to the Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.1.6       There are no actions, suits, arbitrations, claims, investigations or other legal proceedings pending or, to the knowledge of the Sellers, threatened against or by the Sellers or the Company that challenges or seeks to prevent, enjoin or otherwise delay the sale of the CAGP III Shares as contemplated by this Agreement.

3.1.7       No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

3.1.8       Such Seller represents and warrants as of the date hereof and covenants from the date hereof through the Closing that at least one of the following is and will be true:

(i)       no interest in the Shares is being sold by or on behalf of the following (collectively, a “Benefit Plan”): (A) an “employee benefit plan” (as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) that is subject to Title I of ERISA; (B) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it (the “Code”); or (C) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”;

(ii)       the transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Seller’s entry into and performance of obligations under this Agreement; or

(iii)       (A) such Seller is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of Seller to enter into this Agreement and perform such Seller’s obligations hereunder, (C) the entrance into this Agreement and performance of obligations hereunder by such Seller satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Seller, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Seller’s entrance into and performance of obligations hereunder.

3.1.9       Such Seller hereby informs the Purchaser that such Seller is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Seller has a financial interest in the transactions contemplated hereby in that such Seller or an Affiliate (as defined below) thereof (i) may receive payments with respect to this Agreement, (ii) may recognize a gain as a result of the sale of Shares hereunder or (iii) may receive fees or other payments in connection with the transactions contemplated hereby. “Affiliate” means, with respect to any person, any other person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such person.

3.1.10       None of such Seller nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on any of their behalf (i) has made or will, directly or indirectly, make offers or sales of any security, or solicited or will, directly or indirectly, solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, which could, is or will be integrated with the sale of the Shares in a manner that would require the registration of the Shares under the Securities Act; or (ii) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares in the United States.

3.1.11       None of such Seller nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on any of their behalf has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Shares.

3.2       Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers, as of the date hereof and the Closing Date, as follows:

3.2.1       The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3.2.2       The Purchaser is indirectly owned and controlled by Fosun International Limited (00656.HK), a company incorporated and registered in Hong Kong, SAR.

3.2.3       The Purchaser has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate and/or partnership action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers) each constitutes or will when executed constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms

3.2.4       The execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated in this Agreement, and the compliance with the terms of this Agreement do not (i) conflict with, violate or result in the breach of, (ii) constitute a material default under, or (iii) require any consent or approval that has not been obtained on or prior to the date hereof pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Purchaser is a party or is subject.

3.2.5       No governmental, administrative or other third-party consents or approvals are required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.2.6       There are no actions, suits, arbitrations, claims, investigations or other legal proceedings pending or, to the knowledge of the Purchaser, threatened against or by the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.2.7       No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

3.2.8       The Shares will be acquired for investment for the account of the Purchaser and not as a nominee or agent and not with a view to the distribution or public offering thereof. In connection therewith, the Purchaser confirms that it is neither a U.S. Person, as such term is defined in Rule 902(k) of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), nor located within the United States, and that all actions undertaken by the Purchaser to consummate the transactions as contemplated in this Agreement will take place outside of the United States.

3.2.9       The Purchaser understands that the Shares have not been registered under either the Securities Act or the securities laws of any state by reason of specific exemptions therefrom and that such securities may be resold in the United States without registration under the Securities Act only in certain limited circumstances.

3.2.10       The Purchaser understands that the Sellers and their respective Affiliates may now or at any other time have material confidential information that could affect the value of the Shares and that this information has not been, and may not be in the future, made available to the Purchaser. Purchaser acknowledges that it (i) is a sophisticated buyer with respect to the Shares, (ii) has adequate information concerning the Shares, (iii) has adequate information concerning the business and financial condition of the Company and any Affiliates of the Company, (iv) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Shares, the Company and the transaction contemplated hereunder, (v) has not relied upon Sellers for any investigation into, assessment of, or evaluation with respect to the Shares, the Company and/or the transaction contemplated hereunder, except as expressly set forth in Section 3 of this Agreement. The Purchaser hereby waives any claim against, and covenants not to sue the Sellers and their respective controlling persons, officers, directors, members, partners, agents or employees and their respective successors and assigns, from any and all claims, demands, causes of action, damages, losses, expenses or liabilities, of any nature whatsoever, whether accrued or unaccrued, contingent or liquidated, known or unknown, resulting from any failure to disclose to the Purchaser any information concerning the Company or its securities, except for such representation, warranties or other agreements as the Sellers expressly make or agree to in this Agreement.

3.2.11       The Purchaser understands that Regulation S promulgated under the Securities Act is available only for offers and sales of securities outside the United States, and the Purchaser will comply with Regulation S, specifically complying with the applicable restrictions on resale of the securities set forth in Rules 903(a) and 903(b)(3) of Regulation S.

3.2.12       The Purchaser acknowledges that it is aware of its obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to those filing obligations that are triggered as a result of the consummation of the sale of the Shares pursuant to Section 13 of the Exchange Act.

3.2.13       The Purchaser understands that the Sellers may be deemed an Affiliate of the Company within the meaning of U.S. federal and state securities laws.

3.2.14       The Purchaser represents and warrants as of the date hereof and covenants from the date hereof through the Closing that at least one of the following (if and to the extent applicable to the Purchaser) is and will be true:

(i)       no “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of any Benefit Plan are being used in connection with the purchase of the Shares;

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to the Purchaser’s entry into and performance of obligations under this Agreement; or

(iii)       (A) the Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of the Purchaser to enter into this Agreement and perform the Purchaser’s obligations hereunder, (C) the entrance into this Agreement and performance of obligations hereunder by the Purchaser satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of the Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to the Purchaser’s entrance into and performance of obligations hereunder.

3.2.15       In addition, unless sub-section (i) in the immediately preceding Section 3.2.13 is true with respect to the Purchaser, the Purchaser further represents and warrants as of the date hereof and covenants from the date hereof through the Closing (if and to the extent any of the following is applicable to the Purchaser) that:

(i)        none of the Purchaser nor any of its Affiliates is a fiduciary with respect to the assets of either of the Sellers;

(ii)       the person making the investment decision on behalf of the Purchaser with respect to the Purchaser’s entrance into and performance of obligations under this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3- 21(c)(1)(i)(A)-(E);

(iii)       the person making the investment decision on behalf of the Purchaser with respect to the Purchaser’s entrance into and performance of obligations under this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(iv)       the person making the investment decision on behalf of the Purchaser with respect to the entrance into and performance of obligations under this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Shares and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)       no fee or other compensation is being paid directly to Sellers or any their Affiliates for investment advice (as opposed to other services) in connection with the sale of the Shares or this Agreement.

4.       Closing Conditions.

4.1       The obligation of the Purchaser to purchase the Shares from Sellers is subject to the satisfaction of the following conditions as of the Closing:

4.1.1       Representations and Warranties True and Correct. The representations and warranties made by the Sellers herein shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

4.1.2       Performance of Obligations. Each Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.1.3       Sellers’ Deliverables. The Purchaser shall have received the documents set forth in Section 2.1.

4.2       The obligation of the Sellers to sell, transfer and assign the Shares to the Purchaser hereunder is subject to the satisfaction of the following conditions as of the Closing:

4.2.1       Representations and Warranties True and Correct. The representations and warranties made by the Purchaser herein shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

4.2.2       Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.       Covenants.

5.1       Restrictions on Sale. After the date hereof and immediately before the Closing, the Sellers will continue to hold Shares. Each of the Sellers hereby agrees not to sell or transfer or agree to sell or transfer any of the Shares held by it before the earlier of the Closing and the termination of this Agreement pursuant to the Section 6.7 hereof.

5.2       Beneficial Ownership. Each Seller undertakes that as long as it remains the record holder of any Shares after the Closing, it shall use its best efforts to assist the Purchaser in exercising its rights as the beneficial owner of such Shares, including without limitation, rights to any and all dividends, interest and other distributions declared on such Shares and rights to vote any such Shares at the shareholders meetings of the Company.

5.3       Identification and Ownership Checks. The Purchaser undertakes that it shall as promptly as reasonably practicable, upon the request of the Sellers, supply, or procure the supply of, documentation, information and/or other materials as is reasonably requested by the Sellers solely in order for it and its affiliates to carry out, and be satisfied with, "know your client" or other similar counterparty due diligence checks in relation to the transactions contemplated by this Agreement.

6.       Miscellaneous.

6.1       Governing Law and Forum. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Hong Kong law. Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules. The place of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English and the arbitration award shall be final and binding on the parties.

6.2       Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all Parties.

6.3       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such transactions. Each Party agrees that such Party will have no remedy in respect of any representation, statement, assurance or warranty that is not expressly set out in the Agreement. No Party shall have any claim for innocent or negligent representation based upon any statement in this Agreement.

6.4       Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

6.5       Expenses. Each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.6       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

6.7       Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of the Purchaser and the Sellers, (b) by the Purchaser if a breach of any provision of this Agreement has been committed by any Seller and such breach has not been cured within 30 days following receipt by the breaching Seller of written notice of such breach, (c) or by any Seller if a breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been cured within 30 days following receipt by the Purchaser of written notice of such breach, or (c) by any Party if the Closing does not occur on or before the date that is thirty (30) days after the date hereof. Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

6.8       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 6.8 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, the Purchaser may, without the prior written consent of Sellers, assign this Agreement or any of its rights, interests or obligations under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

6.9       Further Assurances. Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement, including, for the avoidance of doubt, the passing of the good and valid legal title to the Shares to the Purchaser.

6.10       Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder.

6.11       Confidentiality. Each Party agrees that, without the prior written consent of the other Party, it shall not disclose the contents of this Agreement to any person, except that any Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any governmental authority or self-regulatory entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other person or sanctions that may be imposed by any governmental authority, or (e) to its Affiliates, directors, officers, employees, agents, advisors, counsel, accountants and auditors.

6.12       Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement, or any agreement or certificate entered into in connection with the transactions contemplated hereby, shall not affect the other provisions hereof or thereof, which shall continue in full force and effect.

6.13       Notices. All notices, requests, demands and other communications to any Party or given under this Agreement will be in writing and delivered personally, by overnight delivery, courier or by registered mail to such Party at the address specified for such Party on the signature pages to this Agreement (or at such other address as may be specified by a Party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

[THE REMINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Sellers:

Carlyle Asia Growth Partners III, L.P.
by its general partner CAGP General Partner, L.P.
itself by its general partner CAGP Limited

By:	/s/ Thomas Mayrhofer
Name: Thomas Mayrhofer
Title: Director & Authorized Signatory

CAGP III Co-Investment, L.P.
by its general partner CAGP General Partner, L.P.
itself by its general partner CAGP Limited

By:	/s/ Thomas Mayrhofer
Name: Thomas Mayrhofer
Title: Director & Authorized Signatory

Notice Details:
Address:	Carlyle Asia Investment Advisors Limited, Suite 2801, 28th Floor,
Two Pacific Place, 88 Queensway, Central, Hong Kong
Attention:	Norma Kuntz / Wayne Bannon
Email:	norma.kuntz@carlyle.com
wayne.bannon@carlyle.com

[Signature Page to Share Purchase Agreement]

Oasis Inspire Limited

By:	/s/ Yanxiang LU
Name: Yanxiang LU
Title: Director & Authorized Signatory

Notice Details:
Address:	17/F, Tower S1, Bund Finance Center, 600 East Zhongshan No.2 Road, Shanghai, China
Attention:	Yanxiang LU/ Yingyi Zou
Email:	sean.lu@fosun.com
zouyyi@fosun.com

[Signature Page to Share Purchase Agreement]